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                                  EXHIBIT 99.1

AT THE COMPANY:          AT FINANCIAL RELATIONS BOARD:
Bruce C. Karsk           Marilyn Windsor     Diane Hettwer       Tim Grace
Executive VP and CFO     General Inquiries   Analyst Inquiries   Media Inquiries
402-829-6803             702-515-1260        312-640-6760        312-640-6667

FOR IMMEDIATE RELEASE
MONDAY, FEBRUARY 9, 2004

            LINDSAY MANUFACTURING CO. UPDATES OUTLOOK FOR FISCAL 2004

OMAHA, NEB., FEBRUARY 9, 2004--LINDSAY MANUFACTURING CO. (NYSE: LNN), a leading manufacturer of center pivot, lateral move, and hose reel irrigation systems, today updated its outlook for its fiscal year ending August 31, 2004. The change in outlook is a result of the current volatile cost environment for steel.

Rick Parod, president and chief executive officer, commented, "We previously anticipated low double-digit earnings growth on revenue growth of approximately 8 to 10 percent, excluding acquisitions, for fiscal 2004. This outlook was based on the more-stable steel cost environment that previously existed." Lindsay continues to expect growth in net earnings and earnings per share during fiscal 2004, however, given the unprecedented and continued increases in steel costs, the Company believes that the cost environment must stabilize before it can provide more precise earnings guidance.

"We identified the rising price of steel as one of the challenges that we would face this fiscal year, however, the speed and magnitude of recent steel cost increases are unprecedented, and we have not been able to pass on the increased cost quickly enough to maintain margins," Parod added. "While we continue to be confident that our revenue growth goals can be achieved, we are experiencing more pressure on our costs of goods sold than previously expected."

Parod continued, "In early November, we announced a 3 percent price increase, effective on irrigation equipment orders received on or after December 1. Since then, steel costs have increased more than we had anticipated, requiring that we institute a second 3 percent increase as of February 1, 2004."


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FISCAL 2004 SECOND-QUARTER EARNINGS RELEASE AND CONFERENCE CALL
The Company's fiscal 2004 second quarter ends on February 29, 2004. The earnings release and conference call for the quarter are scheduled for the week of March 22nd.

ABOUT THE COMPANY
Lindsay manufactures and markets Zimmatic, Greenfield, and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also produces large diameter steel tubing and provides outsourced manufacturing and production services for other companies. At November 30, 2003, Lindsay had approximately 11.8 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

CONCERNING FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words "expectation," "outlook," "could," "may," "should," or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.



            FOR MORE INFORMATION REGARDING LINDSAY MANUFACTURING CO.,
              SEE LINDSAY'S WEBSITE AT www.lindsaymanufacturing.com